Exhibit 10.1

STERLING JEWELERS INC. DEFERRED COMPENSATION PLAN

Effective December 27, 2004
Amended and Restated effective January 1, 2027

TABLE OF CONTENTS
Page
ARTICLE 1 Definitions    4
ARTICLE 2 Selection, Enrollment, Eligibility    10
2.1    Eligibility; Selection by Committee    10
2.2    Enrollment Requirements    10
2.3    Commencement of Participation    10
2.4    Termination of Eligibility    10
2.5    Resuming Participation After Return to Service    10
ARTICLE 3 Deferral Commitments, Income, Taxes and Fees    12
3.1    Maximum Deferral    12
3.2    Timing of Deferral Election    12
3.3    Withholding of Deferral Amounts    13
3.4    Interest Crediting Prior to Distribution    13
3.5    Interest Crediting for Installment Distribution    14
3.6    FICA and Other Taxes    15
3.7    Annual Company Contribution Amount    15
3.8    Company Matching Contribution Amount.    15
3.9    Vesting    16
3.10    Fees.    16
ARTICLE 4 Short-Term Payout; Mandatory Cashout; Unforeseeable Emergencies; Acceleration of Benefits    16
4.1    Short-Term Payout    16
4.2    Mandatory Cashout    17
4.3    Unforeseeable Emergencies    17
4.4    Acceleration of Benefits    18
4.5    Distribution in the Event of Taxation    19
ARTICLE 5 Retirement Benefit    19
5.1    Retirement Benefit    19
5.2    Payment of Retirement Benefit    19
5.3    Time of Payout    19
5.4    Death Prior to Completion of Retirement Benefit    20
ARTICLE 6 Pre-Retirement Survivor Benefit    20
6.1    Pre-Retirement Survivor Benefit    20

6.2    Payment of Pre-Retirement Survivor Benefit    20
ARTICLE 7 Termination Benefit    20
7.1    Termination Benefit    20
7.2    Payment of Termination Benefit    20
ARTICLE 8 Disability Waiver and Benefit    20
8.1    Disability Waiver    20
8.2    Disability Benefit    21
8.3    Death Prior to Completion of Disability Benefit    21
8.4    Retirement or Separation from Service Prior to Completion of Disability Benefit
    21
ARTICLE 9 Beneficiary Designation    22
9.1    Beneficiary    22
9.2    Beneficiary Designation    22
9.3    Acknowledgement    22
9.4    No Beneficiary Designation    22
9.5    Doubt as to Beneficiary    22
9.6    Discharge of Obligations    22
ARTICLE 10 Leave of Absence    23
10.1    Paid Leave of Absence    23
10.2    Unpaid Leave of Absence    23
10.3    Leave Treated as Separation from Service    24
10.4    USERRA    24
ARTICLE 11 Termination, Amendment or Modification    24
11.1    Right to Terminate Plan (or Plan Sponsorship)    24
11.2    Automatic Termination Upon a Change of Control    24
11.3    Rules Applicable to Pre-Change of Control Terminations    25
11.4    Rules Applicable to Automatic Change of Control Termination    25
11.5    Conditions to Liquidation    25
11.6    Payment Trigger Pending Liquidation    25
11.7    Participants in Pay Status    25
11.8    Amendment    26
11.9    Participant Plan Agreement    26
11.10    Effect of Payment    26
ARTICLE 12 Administration    26
12.1    Committee Duties    26

12.2    Agents    27
12.3    Binding Effect of Decisions    27
12.4    Indemnity of Committee    27
12.5    Employer Information    27
ARTICLE 13 Coordination with Other Benefits and Agreements    27
ARTICLE 14 Claims Procedures    27
14.1    Presentation of Claim    27
14.2    Notification of Decision    27
14.3    Review of a Denied Claim    28
14.4    Decision on Review    29
14.5    Legal Action    29
ARTICLE 15 Miscellaneous    30
15.1    Status of Plan    30
15.2    Unsecured General Creditor    30
15.3    Employer’s Liability    30
15.4    Nonassignability    30
15.5    Not a Contract of Employment    30
15.6    Furnishing Information    30
15.7    Terms    31
15.8    Captions    31
15.9    Governing Law    31
15.10    Notices    31
15.11    Successors    31
15.12    Spouse’s Interest    31
15.13    Validity    31
15.14    Incompetent    32
15.15    Court Order    32
15.16    Insurance    32
15.17    Legal Fees    32
15.18    Trust    32

STERLING JEWELERS INC. DEFERRED COMPENSATION PLAN
Purpose
The purpose of this Plan is to provide specified benefits to a select group of management and highly compensated Employees who contribute materially to the continued growth, development and future business success of Sterling Jewelers Inc., a Delaware corporation, and its subsidiaries, if any, that sponsor this Plan. This Plan shall be unfunded for tax purposes and for purposes of Title 1 of ERISA.
ARTICLE 1
Definitions
For purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings.
1.1    “Account Balance” shall mean (i) the Deferral Account balance, plus (ii) the Company Matching Contribution Account Balance, plus (iii) the Vested Company Contribution Account balance. The Account Balance shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.
1.2    “Aggregated Plan” shall mean any plan, agreement, method, program or other arrangement that provides nonqualified deferred compensation within the meaning of Section 409A of the Code which is required to be aggregated with this Plan so that deferrals under both plans are treated as having been deferred under a single nonqualified deferred compensation plan under Section l.409A-l(c)(2) of the Treasury Regulations.
1.3    “Annual Bonus” shall mean any cash compensation, other than Base Annual Salary, paid to an eligible Participant as an Employee under an Employer-approved, recurring cash bonus plan, that is determined, solely by the Employer to be eligible for the Deferred Compensation Plan. This includes recurring cash bonus plans that pay out more frequently than annually (e.g., quarterly).
1.4    “Annual Company Contribution Amount” shall mean, for any one Plan Year, the amount determined in accordance with Section 3.7.
1.5    “Annual Deferral Amount” shall mean that portion of a Participant’s Base Annual Salary and/or Annual Bonus that a Participant elects to defer, and is deferred, in accordance with Article 3, for any one Plan Year. In the event of a Participant’s Retirement, Disability (if deferrals cease, in accordance with Section 8.1), Unforeseeable Emergency (where deferrals cease, in accordance with Section 4.3), unpaid leave of absence, death or a Separation from Service prior to the end of a Plan Year, such year’s Annual Deferral Amount shall be the actual amount withheld.

1.6    “Base Annual Salary” shall mean the annual cash compensation, excluding bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, directors fees and other fees, automobile, reimbursement for fringe benefits (specifically, annual physical and concierge medical services and financial/tax planning programs offered to select senior executives) and other allowances (whether or not such allowances are included in the Employee’s gross income), paid to a Participant for employment services rendered. Base Annual Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Sections 125, 402(e)(3), 402(h) or 403(b) of the Code pursuant to plans established by any Employer, provided, however, that all such amounts will be included as base salary only to the extent that, had there been no such plan, the amount would have been payable in cash to the Employee.
1.7    “Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 9, that are entitled to receive benefits under this Plan upon the death of a Participant.
1.8    “Beneficiary Designation Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.
1.9    “Board” shall mean the board of directors of the Company.
1.10    “Change of Control” shall mean, either a “change in the ownership or effective control” of the Company, or a “change in the ownership of a substantial portion of the assets of the Company”, each as described in Section 1.409A-3(i)(5) of the Treasury Regulations, as it may be amended from time to time.
1.11    “Claimant” shall have the meaning set forth in Section 14.1.
1.12    “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.
1.13    “Committee” shall mean the committee described in Article 12.
1.14    “Company” shall mean Sterling Jewelers Inc., a Delaware corporation, and any successor to all or substantially all of the Company’s assets or business.
1.15    “Company Contribution Account” shall mean (i) the sum of all of a Participant’s Annual Company Contribution Amounts, plus (ii) interest credited in accordance with all the applicable interest crediting provisions of this Plan that relate to the Participant’s Company Contribution Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Company Contribution Account. This account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.16    “Company Matching Contribution” shall mean the amount determined in accordance with Section 3.8.
1.17    “Company Matching Contribution Account” shall (i) the sum of all of a Participant’s Company Matching Contribution Amounts, plus (ii) interest credited in accordance with all the applicable interest crediting provisions of this Plan that relate to the Participant’s Company Matching Contribution Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Company Matching Contribution Account. This account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant, or his or her designated Beneficiary, pursuant to this Plan.
1.18    “Crediting Rate” shall mean, for each Plan Year in which the Investment Option is not available for the entire year, an interest rate, stated as an annual rate, determined and announced by the Committee before the commencement of the Plan Year for which it is to be used; provided that such rate of interest shall be a reasonable rate of interest (within the meaning of Section 409A of the Code) or otherwise in accordance with Section 409A of the Code. In a year in which an Investment Option is available for the entire year, the Crediting Rate shall be announced or implemented only for purposes of Sections 3.5 and 11.7
1.19    “Deduction Limitation” shall mean the following described limitation on a benefit that would otherwise be distributable pursuant to the provisions of this Plan. Except as otherwise provided, this limitation shall be applied to all distributions that are “subject to the Deduction Limitation” under this Plan. If an Employer determines in good faith prior to a Change of Control that there is a reasonable likelihood that any compensation paid to a Participant for a taxable year of the Employer would not be deductible by the Employer solely by reason of the limitation under Section 162(m) of the Code, then to the extent deemed necessary by the Employer to ensure that the entire amount of any distribution to the Participant pursuant to this Plan prior to the Change of Control is deductible, the Employer may defer all or any portion of a distribution under this Plan. Any amounts deferred pursuant to this limitation shall continue to be credited with interest in accordance with Section 3.4, even if such amount is an installment payment. The amounts so deferred and interest thereon shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant’s death) at the earliest possible date, as determined by the Employer in good faith, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Employer during which the distribution is made will not be limited by Section 162(m) of the Code, or if earlier, the effective date of a Change of Control. Notwithstanding anything to the contrary in this Plan, the Deduction Limitation shall not apply to any distributions made after a Change of Control.
1.20    “Deferral Account” shall mean (i) the sum of all of a Participant’s Annual Deferral Amounts, plus (ii) interest credited in accordance with all the applicable interest crediting provisions of this Plan that relate to the Participant’s Deferral Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Deferral Account. This account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant, or his or her designated Beneficiary, pursuant to this Plan.
1.21    “Disability Benefit” shall mean the benefit set forth in Article 8.
1.22    “Disability” shall mean (i) for purposes of the Plan, other than Section 8.1, any medically determinable physical or mental impairment resulting in a Participant’s inability to engage in any substantial gainful activity which can be expected to result in the Participant’s death or can be expected to last for a continuous period of not less than twelve (12) months, and
(ii) for purposes of Section 8.1 only, any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months.
1.23    “Election Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to make an election under the Plan.
1.24    “Eligible Group” shall have the meaning set forth in Section 2.1.
1.25    “Employee” shall mean a person who is an employee of any Employer.
1.26    “Employer(s)” shall mean the Company, and/or any of its or their direct or indirect subsidiaries (now in existence or hereafter formed or acquired), including, without limitation, Zale Corporation, a Delaware Corporation (“Zale”), that have (i) been selected by the Board to participate in the Plan and (ii) adopted the Pan as a sponsor.
1.27    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.
1.28    “Parent” shall mean Signet Jewelers Ltd.
1.29    “Participant” shall mean any Employee (i) who is selected to participate in the Plan, (ii) who enrolls in the Plan, and (iii) whose Account Balance has not been completely distributed or liquidated. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an Account Balance under the Plan, even if he or she has an interest in the Participant’s benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.
1.30    “Plan” shall mean this Signet Jewelers Inc. Deferred Compensation Plan, as amended and restated from time to time, and with respect to any particular Participant, such Participant’s Plan Agreement.
1.31    “Participant Plan Agreement” shall mean a written agreement, as may be amended from time to time, which is entered into by and between an Employer and a Participant to defer compensation in accordance with Participant’s Annual Deferral Election, pay

Participant’s benefit under the Plan in accordance with the most recently received Election Form and, if applicable, most recently acknowledged Beneficiary Designation Form. The terms of any Participant Plan Agreement may be different for any Participant, and any Participant Plan Agreement may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan; provided, however, that any such additional benefits or benefit limitations must be agreed to by both the Employer and the Participant.
1.32    “Plan Year” shall begin on January 1 of each year and continue through December 31.
1.33    “Pre-Retirement Survivor Benefit” shall mean the benefit set forth in Article 6.
1.34    “Retirement”, “Retires” or “Retired” shall mean a Separation from Service on or after the attainment of age sixty (60) with five (5) Years of Service for any reason other than due to a leave of absence which is considered a Separation from Service (as described in Section 10.3), death or Disability.
1.35    “Retirement Benefit” shall mean the benefit set forth in Article 5.
1.36    “Section 409A of the Code” shall mean Section 409A of the Code and the regulations and interpretive guidance issued thereunder, as amended from time to time.
1.37    “Separation from Service” shall mean the termination of employment with all Employers, voluntarily or involuntarily, for any reason other than death. . Notwithstanding the foregoing, a Participant who provides service as a consultant or independent contractor after the date of the Participant’s termination of employment and/or service as an Employee shall only be treated as having separated from service on the date he or she “separates from service” as a consultant or independent contractor, within the meaning of Section 409A of the Code.
1.38    “Short-Term Payout” shall mean the payout set forth in Section 4.1.
1.39    “Short-Term Unpaid Leave” shall mean an unpaid leave of absence from the employment of the Employer that does not exceed six (6) months (or such longer period that the Participant retains a right to return to service under an applicable statute or by contract).
1.40    “Specified Employee” shall mean an individual identified as a “specified employee” by the Company in accordance with its procedures in effect from time to time.
1.41    “Termination Benefit” shall mean the benefit set forth in Article 7.
1.42    “Unforeseeable Emergency” shall mean a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Section 152(a) of the Code), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, which the IRS determines to be an “unforeseeable emergency” for purposes of Section 409A of the Code.

1.43    “Vested Company Contribution Account” shall mean the portion of the Company Contribution Account in which a Participant has vested per the schedule set forth in Section 3.8.
1.44    “Years of Service” – shall mean:
(a)    For those Participants actively employed by the Company on January 1, 2023 – the total number of full years during which a Participant has been employed by one or more Employers; provided, that any single year shall be counted for only one type of service. A Participant shall be credited with one Year of Service upon the anniversary thereof. A Participant who has incurred a Disability shall be credited with a Year of Service for the year in which Disability commences but shall not be credited with any additional Years of Service until he or she returns to active service. Except as otherwise required by law, a Participant shall not be credited with service during the period of any unpaid leave of absence. Participants shall not be credited with partial Years of Service except that a Participant returning to service from Disability or from an unpaid leave of absence shall receive a partial Year of Service (based on the number of days in the relevant 365 (or 366) anniversary year that the Participant was in service).
(b)    For those Participants not actively employed by the Company on January 1, 2023 – shall mean the total number of full years during which a Participant has been employed by one or more Employers as a department director, district manager, or higher level position determined by the Committee to be part of the Eligible Group. A Participant shall be credited with one Year of Service upon the anniversary of his or her date of hire, election, or promotion into an eligible position and an additional Year of Service upon each anniversary thereof. A Participant who has incurred a Disability shall be credited with a Year of Service for the year in which Disability commences but shall not be credited with any additional Years of Service until he or she returns to active service. Except as otherwise required by law, a Participant shall not be credited with service during the period of any unpaid leave of absence. Participants shall not be credited with partial Years of Service except that a Participant returning to service from Disability or from an unpaid leave of absence shall receive a partial Year of Service (based on the number of days in the relevant 365 (or 366) anniversary year that the Participant was in service).
1.45    “Annual Administrative Fee” shall mean such share or portion of the fee incurred by the Company for the operation and maintenance of the Plan and the Committee, in its discretion, elects to allocate to Plan Participants.
1.46    “Investment Option” shall mean the opportunity for Participants to select the investment vehicle in which their Account Balance is invested. Such investments shall be limited to a predetermined list selected by the Committee and reviewed at least annually.
ARTICLE 2
Selection, Enrollment, Eligibility

2.1    Eligibility; Selection by Committee. Participation in the Plan shall be limited to a select group of management and highly compensated Employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, (such group, the “Eligible Group”), as determined by the Committee, in its sole discretion. The Committee shall select, in its sole discretion, Employees from the Eligible Group to participate in the Plan.
2.2    Enrollment Requirements. As a condition to participation, each selected Employee shall complete, execute and return to the Committee, a Participant Plan Agreement, an Election Form and a Beneficiary Designation Form. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines, in its sole discretion, are necessary. Enrollment materials must be submitted by the time for making a deferral election set forth in Section 3.2. Failure to timely return complete and executed Election Forms will result in the Participant being unable to enroll in the Plan until the following Year.
2.3    Commencement of Participation. An Employee who seeks to enroll in the Plan in the year of his or her first eligibility shall commence participation in the Plan, on the first day of the month following the month in which the Employee completes all enrollment requirements in accordance with Section 2.2; provided, however, that if at such time the Employee participates in an Aggregated Plan (or in the twenty-four months preceding such date, the Employee was eligible to participate in this Plan or an Aggregated Plan), the Employee shall commence participation and be enrolled in the Plan on the first day of the Plan Year following the date the Employee completes all enrollment requirements. If an Employee fails to satisfy the enrollment requirements or declines to participate in the Plan Year in which he or she is first eligible, the Employee shall be permitted to enroll in the Plan in a subsequent Plan Year. Notwithstanding anything in this Section 2.3 to the contrary, if prior to the enrollment date an Employee ceases to be eligible to participate in the Plan (as described in Section 2.4), the Employee shall not be permitted to enroll in the Plan.
2.4    Termination of Eligibility. If the Committee determines in good faith that a Participant is no longer a member of the Eligible Group, the Committee shall have the right, in its sole discretion, to prevent the Participant from making future deferral elections as of the first day of the Plan Year following such determination. If the Committee determines, in good faith, that a Participant who had ceased to be a member of the Eligible Group, has become a member of the Eligible Group again, the Committee may again select the Participant to participate in the Plan and such Participant may re-enroll in the Plan in accordance with Section 2.3.
2.5    Resuming Participation After Return to Service.
A Participant who has incurred a Separation from Service and returns to service with an Employer as a member of the Eligible Group shall be classified as either a reinstatement
(if such return to service occurs on or prior to the date that is six (6) months after the original separation date) or a rehire (if return to service occurs after the expiration of the six-month reinstatement period). Participation under the Plan shall resume as follows:

(a)    Reinstatement
(i)    Vesting under the Plan will resume with the Participant receiving credit for service prior to original separation date.
(ii)    If the Participant had been enrolled in the Plan for the Plan Year in which the reinstatement occurs, the Participant’s Participant Plan Agreement and Election Form shall apply for any compensation earned in the Plan Year of reinstatement. For this purpose, if a Participant’s Annual Deferral Election had been expressed as a set dollar amount, the amount of Base Annual Salary deferred following reinstatement shall be the same amount per pay period deferred prior to Separation from Service and the amount of Annual Bonus deferred shall be the dollar amount on the Election Form multiplied by a fraction, the numerator of which is the number of complete months in the Plan Year following reinstatement that the Participant participated in the Plan and the denominator of which is 12. If a Participant’s Annual Deferral Election had been expressed as percentage of compensation, the amount of Base Annual Salary and Annual Bonus shall be the same percentage of compensation deferred prior to Separation from Service.
(iii)    If the Participant had not been enrolled in the Plan for the Plan Year in which reinstatement occurs, the Participant may enroll in the Plan in any Plan Year following the year of reinstatement provided the Participant remains eligible to participate in the Plan.
(b)    Rehire
(i)    Vesting will begin at zero percent (0%). All previous service will not be counted for vesting purposes of any compensation deferred after the date of rehire. However, vested amounts not distributed prior to the date of rehire shall continue to be vested.
(ii)    If the Committee again selects the person to participate in the Plan, the Participant may enroll in the Plan in any Plan Year following the year of rehire, unless more than twenty-four (24) months have elapsed since the Participant was previously eligible to participate in the Plan or any Aggregated Plan, in which case, the Participant shall be permitted to enroll in the Plan, in accordance with Section 2.3, as if the date that the Committee notifies the Participant that he was again eligible to participate in the Plan is the date that the Participant was first eligible to participate in the Plan.
(c)    No Suspension of Benefit.    Nothing in this Section 2.5 shall be construed as permitting the delay or acceleration of any benefit payable to the Participant under
Articles 4, 5, 6, 7, or 8 in respect of the Separation from Service preceding the reinstatement or rehire.
ARTICLE 3

Deferral Commitments, Income, Taxes and Fees
3.1    Maximum Deferral. For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Base Annual Salary and/or Annual Bonus up to the following maximum percentages for each deferral elected:

Deferral	Maximum Percentage
Base Annual Salary	75%
Annual Bonus	90%
However, should an Employee first become a Participant in the Plan after the first day of a Plan Year, the maximum Annual Deferral Amount shall be limited to the amount of compensation not yet earned by the Participant on the date of enrollment.
3.2    Timing of Deferral Election
(a)    Election In Year of First Eligibility. A Participant who is first eligible to participate in the Plan shall be permitted to make a deferral election applicable in that first Plan Year, if at the time the Participant is notified of his or her eligibility,(i) the Participant is not eligible to participate in an Aggregated Plan, and (ii) the Participant has not, within the twenty-four (24) months preceding such notification, been eligible to participate in this Plan or an Aggregated Plan. An Election Form for the first year of Plan eligibility shall be completed, signed and returned no later than thirty (30) days after the Participant is notified of his or her eligibility and shall apply only to compensation received for services performed after the date the Participant is enrolled in the Plan. If the Election Form is either (i) not received; or (ii) not received timely, the Participant shall not defer compensation under the Plan in the Plan Year of first eligibility.
(b)    Elections In Plan Years Other Than Year of First Year of Eligibility. In each Plan Year, a Participant shall have the opportunity to defer a portion of compensation in the next Plan Year (i.e., in 2027, a Participant shall be permitted to make an election to defer a portion of 2028 compensation). Election Forms shall be completed, signed and returned no later than the close of the year preceding the Plan Year to which the Election Form applies (i.e., December 31, 2027 for a 2028 deferral) or such earlier time required for deferral by the rules of the Committee. If the Election Form is either (i) not received; or (ii) not received timely, the Participant shall not defer compensation under the Plan for that Plan Year.
(c)    Change in Time or Form of Payout. A Participant may at any time elect to change the time or form of payment of previously deferred compensation under the Plan by submitting a new Election Form, subject to the following requirements:

(i)    12 Month Wait. The new Election Form will not take effect until twelve(12) months after the date a new completed and signed Election Form is returned to the Committee2 (e.g., an Election Form submitted in December 2027 will not be effective until December 2028);
(ii)    Five Year Rule. Except if a change in the Election Form is made to provide for the earlier payment of a Participant’s deferred compensation under the Plan on account of a Participant’s Disability, the new Election Form must cause the payments to be extended at least five (5) years beyond the original payment date on the Election Form being revised; and
(iii)    No Changes Within 12 Months of Scheduled Payment Date. The new Election Form may not apply to any compensation scheduled to be paid on a specific date (or in accordance with a fixed schedule) if the Election Form is submitted within the twelve (12) month period preceding the scheduled payment date (or in the case of a series of payments designated as single payment, within (12) months before the date the first amount was scheduled to be paid).
3.3    Withholding of Deferral Amounts. For each Plan Year, the Base Annual Salary portion of the Annual Deferral Amount shall be withheld from each regularly scheduled Base Annual Salary payroll. If a Participant elects to defer a set dollar amount, the deferrals shall be deducted so that approximately equal amounts shall be deferred from each pay period over the Plan Year. If a Participant elects to defer a percentage of compensation, the percent withheld shall remain the same; however, the amount deferred will be adjusted from time to time for increases and decreases in Base Annual Salary. The Annual Bonus portion of the Annual Deferral Amount shall be withheld at the time the Annual Bonus is or otherwise would be paid to the Participant.
3.4    Interest Crediting Prior to Distribution.
(a)    For Years in Which Investment Option Not Available at Any Point in the Year. Prior to any distribution of benefits under Articles 4, 5, 6, 7, or 8, interest shall be credited and compounded annually on (i) a Participant’s Deferral Account as though the Annual Deferral Amount for that Plan Year had been withheld at the beginning of the Plan Year, (ii) on a Participant’s Company Matching Contribution Account as if such Company Matching Contributions had been made at the beginning of the plan Year, and (iii) on a Participant’s Company Contribution Account as though the Annual Company Contribution Amount, if any, had been credited at the beginning of Plan Year to which it relates. However, if a Participant’s commencement of participation in the Plan is other than the first day of the Plan Year, then interest crediting for the Annual Deferral Amount, the Company Matching Contribution Amount and the Annual Company Contribution
Amount shall commence as of the date that the Participant commences participation in the Plan. The rate of interest for crediting shall be the Crediting Rate, which rate shall be treated as the nominal rate for crediting interest.

In the event of Retirement, Disability, death or Separation from Service prior to the end of a Plan Year, the basis for that year’s interest crediting will be a fraction of the full year’s interest, based on the number of full months during the Plan Year prior to the occurrence of the distribution. For purposes of crediting interest up to the time of the distribution, the Participant’s Account Balance shall be reduced as of the first day of the month in which the distribution is made.
(b)    In Years Where Investment Option Available for Part of the Year. In any year in which the Investment Option is available to a Participant, a Participant who makes: (i) no investment selection for the portion of the Plan Year in which the Investment Option is available shall receive income on their Account Balance equal to the Crediting Rate for the entire Plan Year; or (ii) an investment selection for the portion of the Plan Year in which the Investment Option is available shall receive the Crediting Rate on their Account Balance for the portion of the Plan Year in which no investments have been selected and the earnings or losses generated by the selected investments for the portion of the year when their Account Balance is invested.
(c)    In Years Where the Investment Option is Available for Entire Year. In any year in which the Investment Option is available for the entire year, the Participant’s Annual Deferral Account, Company Matching Contribution Account and Company Contribution Account shall be credited with the earnings on the selected investments. In the event a Participant does not select investments into which their Account Balance is invested, they shall receive no income.
3.5    Interest Crediting for Installment Distribution.
(a)    For Participants who are currently in payout status or who will be in payout status prior to the implementation of the Investment Option, of a Participant’s benefits under this Plan are to be paid in substantially equal monthly installments, such payments shall be determined by amortizing the Participant’s specified benefit over the number of months elected, using the interest rate specified below and treating the first installment payment as all principal and each subsequent installment payment, first as interest accrued for the applicable installment period on the unpaid Account Balance and second as a reduction in the Account Balance. The interest rate to be used to calculate installment payment amounts shall be a fixed interest rate determined by averaging the high three (3) of the Crediting Rates for the Plan Year in which installment payments commence and the four (4) preceding Plan Years. This rate shall be treated as the nominal rate for making such calculations. If a Participant has completed fewer than five (5) Years of Service, this average shall be determined using the Crediting Rates for the Plan Years during which the Participant participated in the Plan.
(b)    For Participants who enter payout status after the implementation of the Investment Option, payments will be made beginning as of the payment commencement date for such installments and shall continue to be made in each subsequent payment period until the number of installment payments specified in the payment schedule has been paid. The amount of each installment payment shall be determined by dividing (a) by (b), where (a) equals the Account Balance as of the last valuation date in the month preceding the month of payment and (b) equals the remaining number of installment payments. If an account is payable in installments, the account will continue to be credited with Earnings in accordance with Section 3.4 of the Plan until the Account Balance is completely distributed.
3.6    FICA and Other Taxes. Notwithstanding anything in this Plan to the contrary:
(a)    Annual Deferral Amounts and Company Matching Contribution Amounts. For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant and Company Matching Contribution Amounts are being contributed to the Plan for such Participant, the Participant’s Employer(s) shall withhold from that portion of the Participant’s Base Annual Salary and/or Bonus that is not being deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes, 401(k) contributions and other elective deferrals. If necessary, the Committee may reduce the Annual Deferral Amount in order to comply with this Section 3.6.
(b)    Company Contribution Account. When a Participant becomes vested in a portion of his or her Company Contribution Account, the Participant’s Employer(s) shall withhold from the Participant’s Base Annual Salary and/or Annual Bonus that is not deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes. If necessary, the Committee may reduce the vested portion of the Participant’s Company Contribution Account in order to comply with this Section 3.6.
(c)    Distributions. The Participant’s Employer(s) shall withhold from any payments made to a Participant under this Plan all Federal, state and local income, employment and other taxes required to be withheld by the Employer(s) in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer(s).
3.7    Annual Company Contribution Amount. For each Plan Year, an Employer, in its sole discretion, may, but is not required to, credit any amount it desires to any Participant’s Company Contribution Account under this Plan, which amount shall be for that Participant the Annual Company Contribution Amount for that Plan Year.
3.8    Company Matching Contribution Amount. An Employer will make a Company Matching Contribution to the Company Matching Contribution Account of each Participant who is its Employee in amount equal to (i) 100% of the first 3% of Base Annual Salary and Annual Bonus deferred under Section 3.1 by such Participant, plus (ii) 50% of the next 2% of Base Annual Salary and Annual Bonus deferred under Section 3.1 by such Participant
The maximum Company Matching Contribution Amount for a Plan Year for any Participant shall be equal to 4% of such Participant’s Base Annual Salary and Annual Bonus for such Plan Year.

3.9    Vesting. A Participant shall be (i) 100% vested in his or her Deferral Account and Company Matching Contribution Account attributable to Company Matching Contributions made on or after January 1, 2027 and (ii) vested in his or her Company Contribution Account attributable to Company Contributions made prior to January 1, 2027 in accordance with the following schedule:

Years of Service per Section 1.44	Vested Percentage of Company Contribution Account
Less than 1 year	0%
1 but less than 2 years	20%
2 but less than 3 years	40%
3 but less than 4 years	60%
4 but less than 5 years	80%
5 years or more	100%
Despite the foregoing, in the event of a Retirement or a Change of Control, a Participant’s Company Contribution Account shall immediately become 100% vested (if it is not already vested in accordance with the above vesting schedule).
3.10    Fees. Each year, the Committee may assess and deduct from each Participant’s Account Balance a portion of the Annual Administrative Fee. If assessed, this amount shall be charged ratably against each year’s deferral the Participant has as if such fee were imposed on the first day of the Plan Year on which the Participant participates.
ARTICLE 4
Short-Term Payout; Mandatory Cashout; Unforeseeable Emergencies; Acceleration of Benefits
4.1    Short-Term Payout.
(a)    Short-Term Payout Election. Each year, at the time a Participant makes his or her deferral election in accordance with Section 3.2(a) or (b), he or she may elect to receive the amount deferred for the following Plan Year and any Company Matching Contributions for such Plan Year and, to the extent vested, any Company Contribution for such Plan Year including any interest in respect thereof on the Short-Term Payout date. Subject to Section 4.1(b), the Short-Term Payout date shall be a date or dates permitted by the Committee and specified on the Election Form for the applicable Plan Year, provided, that, in the event the Participant is a Specified Employee and has a Separation from Service on or before the Short-Term Payout date, payment shall be made on the first business day following expiration of the six (6) months after the date of the Participant’s

Separation from Service. The Participant may change his or her Short-Term Payout date election (subject to the conditions set forth in Section 3.2(c)) to an allowable alternative payout period by submitting a new Election Form to the Committee in accordance with the timing and other rules prescribed by the Committee. Subject to the Deduction Limitation, the Short-Term Payout shall be paid in a lump sum and shall be equal to the Annual Deferral Amount and Company Matching Contribution Amount and, to the extent vested, the Company Contribution associated with that deferral plus interest credited per Section 3.4. If there is an insufficient amount in a Participant’s Account to satisfy a Short-Term Payout due to withdrawals or distributions made under Section 4.3 or 4.4, then the Short-Term Payout shall be the Participant’s Account Balance to the extent vested on the Short-Term Payout date.
4.2    Mandatory Cashout. Subject to the six (6) month delay in payment applicable to Specified Employees described in Sections 5.3 and 7.2 and the Deduction Limitation, if at the time a Participant’s Separation from Service, the Participant’s aggregate Account Balance under this Plan and all other Aggregated Plans is less than the applicable dollar amount under Section 402(g)(1)(B) of the Code, then notwithstanding any deferral election to the contrary the Company shall distribute the Participant’s Account Balance in a lump sum on or before the date that is 2½ months after the year in which Participant’s Separation from Service occurs; provided however, that such payment shall not be made unless the Company shall terminate and liquidate the Participant’s entire interest under the Plan and all Aggregated Plans.
4.3    Unforeseeable Emergencies. A Participant who experiences an Unforeseeable Emergency may petition the Committee to receive a distribution from the Plan. The amount of the distribution with respect to the emergency may not exceed the amount necessary to satisfy the emergency plus an amount calculated as reasonably necessary to pay any taxes anticipated as a result of the distributor. In calculating the distribution, the Committee shall take into account any amounts received from other sources including reimbursement or compensation by insurance or otherwise or by liquidation of Participant’s other assets (to the extent this liquidation would not itself be a financial hardship) and such other factors as shall be required under Section 409A of the Code.
Payment, if made, shall occur within sixty (60) days of Committee approval. The payment of any amount under this Section 4.3 will not be subject to the Deduction Limitation.
The Committee shall also have the authority to cancel a Participant’s Annual Deferral Amount commitment on account of an Unforeseeable Emergency. Upon such cancellation any amounts that would otherwise have been withheld from a Participant’s Base Annual Salary and/or Annual Bonus for that portion of the Pan Year that follows the distribution shall not be withheld.
4.4    Acceleration of Benefits. No acceleration of the time or schedule of any payment of benefits under the Plan shall be permitted except under the following circumstances:

(a)    to the extent necessary to fulfill a domestic relations order (as defined in Section 414(p)(i)(B) of the Code);
(b)    to the extent necessary for any Federal officer or employee in the executive branch to comply with an ethics agreement with the Federal government;
(c)    to the extent reasonably necessary to avoid the violation of an applicable Federal, state, local, or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the Participant to participate in activities in the normal course of his or her position in which the service provider would otherwise not be able to participate under an applicable rule), within the meaning of Section 1.409A-3(j)(4)(iii)(B) of the Treasury Regulations;
(d)    to pay FICA taxes imposed on the deferred amount under Sections 3101, 3121(a) and 3121(v)(2) of the Code (the “FICA Amount”), to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA Amount, and to pay the additional income tax at source on wages attributable to the pyramiding Section 3401 of the Code wages and taxes; provided the total payments under this acceleration provision do not exceed the aggregate of the FICA Amount, and the income tax withholding related to such FICA Amount;
(e)    to pay state, local, or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the Participant (the “State, Local, or Foreign Tax Amount”); provided the total payments under this acceleration provision do not exceed the aggregate of the State, Local, or Foreign Tax Amount, and the income tax withholding related to such the State, Local, or Foreign Tax Amount;
(f)    to pay amounts required to be included in income because of the Plan’s failure to meet the requirements of Section 409A of the Code or upon the failure to satisfy any other tax requirement, provided such payment does not exceed the amount required to be included in income as a result of such failure to comply;
(g)    to provide for the mandatory cashout of a Participant’s Account Balance under Section 4.2; and
(h)    to pay such other amounts as shall be permitted to be accelerated and paid under Section 409A of the Code as the Committee, in its discretion, determines to be advisable; provided, however, that in no event shall payment of benefits be accelerated in accordance with this Section 4.4 if such acceleration would violate Section 409A of the Code. If a Participant desires a distribution because amounts under this Plan are subject to taxation, the Participant shall petition the Committee as described in Section 4.5.
4.5    Distribution in the Event of Taxation. If, for any reason, all or any portion of a Participant’s benefit under this Plan becomes taxable to the Participant prior to receipt, a Participant may petition the Committee, for a distribution of that portion of his or her benefit that can be distributed in accordance with Section 4.4. Upon the grant of such a petition, which grant shall not be unreasonably withheld, a Participant’s Employer shall distribute to the Participant in immediately available funds that portion of the Participant’s benefit that can be distributed in accordance with Section 4.4 (which amount shall not exceed a Participant’s Account Balance under the Plan). If the petition is granted, the distribution shall be made within ninety (90) days of the date when the Participant’s petition is granted.
ARTICLE 5
Retirement Benefit
5.1    Retirement Benefit. Subject to the Deduction Limitation, a Participant who Retires shall receive, as a Retirement Benefit, his or her Account Balance.
5.2    Payment of Retirement Benefit. A Participant, in connection with his or her commencement of participation in the Plan, shall elect on an Election Form to receive the Retirement Benefit (i) in a lump sum payable following Retirement in accordance with Section 5.3, (ii) in substantially equal monthly payments (determined in accordance with Section 3.5 above) over a period of 60, 120 or 180 months commencing following Retirement in accordance with Section 5.3, with such monthly installments hereby designated a single payment for purposes of Section 409A of the Code, or (iii) in a lump sum payable on a date that is more than one (1) but not more than fifteen (15) years after such Separation from Service. However, if the Participant’s Account Balance under this Plan and Aggregated Plan is less than the applicable dollar amount under Section 402(g)(1)(B) of the Code, payment shall be in a lump sum as set forth in Section 4.2. The Participant may change his or her deferral election (subject to the conditions set forth in Section 3.2(c)) to an allowable alternative payout period by submitting a new Election Form to the Committee in accordance with the timing and other rules prescribed by the Committee. This Election Form shall become effective, subject to Section 3.2(c), on the date the completed and signed form is received by the Committee. The Election Form most recently received by the Committee shall govern the payout of the Retirement Benefit. If a Participant has no valid Election Form in place with respect to the payment of the Retirement Benefit, then such benefit shall be payable in a lump sum following Retirement.
5.3    Time of Payout. The Retirement Benefit shall be made (in the case of a lump sum following Retirement) or commence (in the case of monthly installments) no later than sixty (60) days after the date the Participant Retires; provided, however, that if a Participant is a Specified Employee no payment shall be made during the six (6) month period following Retirement and the Participant shall receive a lump sum payment of any amount that otherwise would have been paid during such six (6)moth period on the first business day thereafter. A Retirement Benefit deferred to a year following Retirement shall be paid in March of the year to which the Retirement Benefit is deferred. Any payment shall be made subject to the Deduction Limitation.
5.4    Death Prior to Completion of Retirement Benefit. If a Participant dies after Retirement but before the Retirement Benefit is paid in full, the Participant’s unpaid remaining Account Balance shall be paid to the Participant’s Beneficiary in a lump sum no later than 60 days after the date the Committee is provided with proof that is reasonably satisfactory to the Committee of the Participant’s death, notwithstanding that the Participant is a Specified Employee.
ARTICLE 6
Pre-Retirement Survivor Benefit
6.1    Pre-Retirement Survivor Benefit. Subject to the Deduction Limitation, if a Participant dies before he or she Retires, experiences a Separation from Service, or suffers a Disability, the Participant’s Beneficiary shall receive a Pre-Retirement Survivor Benefit equal to the Participant’s Account Balance credited with interest per Section 3.4.
6.2    Payment of Pre-Retirement Survivor Benefit. The Pre-Retirement Survivor Benefit shall be paid to the Beneficiary in a lump sum payment made no later than 60 days after the date the Committee is provided with proof that is reasonably satisfactory to the Committee of the Participant’s death. Any payment made shall be subject to the Deduction Limitation.
ARTICLE 7
Termination Benefit
7.1    Termination Benefit. Subject to the Deduction Limitation, upon Separation from Service (other than by reason of Retirement or Disability), the Participant shall receive a Termination Benefit, which shall be equal to the Participant’s Account Balance credited with interest per Section 3.4.
7.2    Payment of Termination Benefit. If the Participant is not a Specified Employee, the lump sum payment shall be made no later than 60 days after the date of the Participant’s Separation from Service (other than by reason of Retirement). If a Participant is a Specified Employee, payment shall be made on the first business day following expiration of the six (6) months after the date of the Participant Separation from Service. Any payment made shall be subject to the Deduction Limitation.
ARTICLE 8
Disability Waiver and Benefit
8.1    Disability Waiver.
(a)    Waiver of Deferral. A Participant who is determined by the Committee to be suffering from a Disability shall be excused from fulfilling that portion of the Annual Deferral Amount commitment that would otherwise have been withheld from a Participant’s Base Annual Salary and/or Annual Bonus for the Plan Year during which the Participant first suffers a Disability but will continue, subject to any limitations contained within this Plan, to be considered a Participant for all other purposes of this Plan until such time as the Participant experiences a Separation from Service or the Participant’s eligibility terminates, as provided in

Section 2.5. A Participant who is suffering from a Disability shall also be prohibited from making any deferral elections under the Plan.
(b)    Continued Eligibility. A Participant suffering a Disability shall, for benefit purposes under this Plan, but not for computing Years of Service after the Plan Year in which his or her Disability commences, continue to be considered to be employed until the Participant experiences a Separation from Service and shall be eligible for the benefits provided for in Articles 4, 5, 6, or 7 in accordance with the provisions of those Articles.
(c)    Return to Work. A Participant whose deferral and right to make deferral elections has been suspended in accordance with this Section 8.1 who returns to active employment with an Employer after the Disability ceases and prior to a Separation from Service, may begin deferring compensation in the Plan Year following his or her return to employment in accordance with Section 3.2(b).
8.2    Disability Benefit. If a Participant is determined by the Committee to be suffering from a Disability (as defined in the first clause of Section 1.22), then regardless of whether the Participant has obtained a waiver under Section 8.1, the Committee shall pay the Participant a Disability Benefit equal to his or her Account Balance in a lump sum within 60 days of such determination; provided, however, that if a Participant’s Election Form contains a valid election with respect to payment upon Disability, payment shall be made in accordance with such election; and provided, further, that absent a valid election regarding the time and form of payment upon Disability, if a Participant is eligible to Retire when the determination of Disability occurs, payment shall be made in accordance with the form of benefit elected on his or her Election Form for Retirement, as if the date of Disability determination were the date of Retirement. Any payment made shall be subject to the Deduction Limitation. A Participant who has received a Disability Benefit but not incurred a Separation from Service and returns to active employment with an Employer after the Disability ceases, may begin deferring compensation in the Plan Year following his or her return to employment in accordance with Section 3.2(b).
8.3    Death Prior to Completion of Disability Benefit. If a Participant dies before the Disability Benefit is paid in full, the Participant’s unpaid remaining Account Balance shall be paid to the Participant’s Beneficiary in a lump sum payment made no later than 60 days after the date the Committee is provided with proof that is reasonably satisfactory to the Committee of the Participant’s death.
8.4    Retirement or Separation from Service Prior to Completion of Disability Benefit. If a Participant Retires before the Disability Benefit is paid in full, the Participant’s unpaid remaining Account Balance shall be paid to the Participant in accordance with his Retirement Benefit election, in accordance with Article 5, at the time provided in Section 5.3. If a Participant incurs a Separation from Service other than Retirement before the Disability Benefit is paid in full, the Participant’s unpaid remaining Account Balance shall be paid to the Participant in a lump sum payment in accordance with Article 7, at the time provided in Section 7.2.
ARTICLE 9

Beneficiary Designation
9.1    Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.
9.2    Beneficiary Designation. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time. Upon the receipt by the Committee of a new Beneficiary Designation Form, the Committee shall acknowledge to the Participant the change in Beneficiary in writing and all previously filed Beneficiary Designation Forms shall be cancelled. The Committee shall be entitled to rely on the last Beneficiary Designation Form received and acknowledged by the Committee prior to a Participant’s death.
9.3    Acknowledgement. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee or its designated agent.
9.4    No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 9.1, 9.2, and 9.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participants designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.
9.5    Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Participant’s Employer to withhold such payments until this matter is resolved to the Committee’s reasonable satisfaction.
9.6    Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant’s Plan Agreement shall terminate upon such full payment of benefits.
ARTICLE 10
Leave of Absence
10.1    Paid Leave of Absence. If a Participant is authorized by the Participant’s Employer for any reason to take a paid leave of absence from the employment of the Employer (other than a leave in connection with Disability pursuant to which deferrals are waived as described in Section 8.1) the Participant shall continue to be considered employed by the Employer and deferrals shall continue to be withheld in accordance with the Participant’s election on his most recent Election Form.
10.2    Unpaid Leave of Absence.
(a)    General Rule. Except as provided in Section 10.2(b) below, if a Participant is authorized by the Participant’s Employer for any reason to take an unpaid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer, but the Participant shall be excused from making deferrals for the remainder of the Plan Year in which the unpaid leave of absence is taken.
(b)    Participation in Same Plan year Following Short-Term Unpaid Leave. If a Participant returns from a Short-Term Unpaid Leave in the same Plan Year as the leave commenced, then the Participant shall resume participation and the Participant’s Participant Plan Agreement and Election Form shall apply to any compensation earned following the Participant’s return from the leave of absence. For purposes of this Section, if a Participant’s Annual Deferral Election is expressed as a set dollar amount, the amount of Base Annual Salary deferred following return from a Short-Term Unpaid Leave shall be the same amount per pay period being deferred prior to commencement of the leave of absence and the amount of Annual Bonus deferred shall be the dollar amount on the Election Form multiplied by a fraction, the numerator of which is the number of complete months of active employment in the Plan Year and the denominator of which is 12. If a Participant’s Annual Deferral Election had been expressed as percentage of compensation, the amount of Base Annual Salary and Annual Bonus shall be the same percentage of compensation deferred prior to the commencement of the Short-Term Unpaid Leave.
(c)    Annual Deferral Election During Short Term Unpaid Leave. A Participant whose Short-Term Unpaid Leave commences in one Plan Year and ends in another Plan Year shall be permitted to make an Annual Deferral Election in accordance with Section 3.2(b) which shall be applicable to compensation earned by the Participant following his or her return to active employment.
(d)    Extended Leave. If an unpaid leave of absence is not a Short-Term Unpaid Leave but does not result in a Separation from Service under Section 10.3, then upon the Participant’s return to active employment, the Participant’s Plan Agreement and Election Form for the Plan Year shall not apply. The Participant shall be permitted to make an Annual Deferral Election in accordance with Section 3.2(b) for the subsequent Plan Year.
10.3    Leave Treated as Separation from Service. Except as otherwise prohibited by law, if the period of a leave of absence exceeds six (6) months and a Participant who is an Employee does not retain a right to return to service under an applicable statute or by contract, the

Participant shall be deemed to have experienced a Separation from Service under this Plan on the first date immediately following such six-month (or longer) period; provided, however, that if the leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, and such impairment causes the employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, Separation from Service shall be deemed to occur on the first date immediately following expiration of a 29-month leave of absence. A Participant whose leave of absence is treated as a Separation from Service will receive a benefit from the Plan under Article 5 or Article 7, as applicable.
10.4    USERRA. A Participant who returns from an unpaid leave of absence while his or her right to reemployment is protected under the Uniformed Services Employment and Reemployment Rights Act shall be permitted to makeup deferrals to the Plan in respect of compensation he or she would have earned for periods when the Participant was on the protected leave of absence to the extent required by law.
ARTICLE 11
Termination, Amendment or Modification
11.1    Right to Terminate Plan (or Plan Sponsorship). Each Employer reserves the right to discontinue its sponsorship of the Plan and/or to terminate the Plan, at any time, with respect to its participating Employees by the actions of its board of directors; provided, however, that prior to a Change of Control, Account Balances may not be liquidated unless the requirements of Section 11.5 are satisfied and liquidation is accomplished within the time periods described in Section 11.3. If the requirements of Section 11.5 are not satisfied then (i) Participant Account Balances shall not be liquidated, (ii) no further deferrals shall be made under this Plan and (iii) benefits shall continue to be payable under the terms of the Plan in effect on the date of Plan termination.
In the event of the termination of the Plan prior to a Change of control pursuant to this Section 11.1 and the liquidation of the Account Balances of the Participants pursuant to this Section, the affected Employer shall not, within three (3) years following the date all necessary action to irrevocably terminate and liquidate the Plan, adopt another plan or arrangement that would have been an Aggregated Plan had the Plan then been in effect.
11.2    Automatic Termination Upon a Change of Control. Upon a Change of Control, the Plan shall automatically terminate with respect to all Employers.
11.3    Rules Applicable to Pre-Change of Control Terminations. Upon an Employer terminating its sponsorship of the Plan prior to a Change of Control, subject to Section 11.5, those Participants whose Participant Plan Agreements are with that Employer who have not experienced a Separation from Service on or prior to the date of such termination shall automatically terminate and each such Participant’s Account Balance shall be liquidated. The value of the Account Balances to be liquidated shall be determined as if the Participant had experienced a Separation from Service on the date of Plan termination (or if Plan termination occurs after the date upon which a Participant was eligible to Retire, then with respect to that Participant as if he or she had Retired on the date of Plan termination) and shall be distributed in a lump sum no earlier than twelve (12) months after the date the Employer takes all necessary action to irrevocably terminate and liquidate that portion of the Plan attributable to Participants whose Participant Plan Agreements are with that Employer; and no later than twenty-four (24) months after the Plan is terminated, with the amount distributed to be credited with interest per Section 3.4.
11.4    Rules Applicable to Automatic Change of Control Termination. Upon the automatic termination of the Plan on a Change of Control, subject to Section 11.5, each Participant’s Account Balance shall be paid in a lump sum no later than twelve (12) months after the date of the Change of Control or if later, twelve (12) months after the date the Company has taken all action necessary to liquidate the Account Balances under the Plan.
11.5    Conditions to Liquidation. Account Balances under the Plan may not be liquidated in connection with a Plan termination (or discontinuance of Plan sponsorship) (i) if the Employer has not terminated each Aggregated Plan, or (ii) if the Employer’s discontinuance of sponsorship or the Plan termination is proximate to a downturn in the financial health of the Employer; provided the condition described in (ii) shall not apply to the automatic Plan termination that occurs upon a Change of Control. If liquidation of an Account Balance is not permitted by virtue of this Section 11.5, amounts shall continue to be credited with interest in accordance with Section 3.4. The amounts so deferred and interest thereon shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant’s death) at the earliest possible date, as determined by the Employer in good faith that such distribution is permitted under Section 409A of the Code.
11.6    Payment Trigger Pending Liquidation. If a payment trigger under the Plan occurs after the date the Plan terminates but prior to the date the Plan is liquidated, payments shall be made (or commence) in accordance with the applicable terms of the Plan (prior to giving effect to the termination of the Plan), and, the Participant shall be treated as a Participant in pay status on the date of the Plan termination.
11.7    Participants in Pay Status. The termination of the Plan (or of an Employer’s sponsorship of the Plan) shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination, and if the termination occurs prior to a Change of Control, benefits shall continue to be paid in accordance with the terms of the Plan in effect immediately prior to the Plan termination. Upon the automatic termination of the Plan upon a Change of Control, all benefit elections shall be disregarded and, subject to Sections 11.4 and 11.5, all Account Balances shalt be liquidated. If a Participant is receiving installments, installment payments shall be accelerated as of the date of liquidation and paid to the Participants as described in Section11.4; provided, that the present value equivalent of such payments shall be determined using the Crediting Rate for the Plan Year in which the termination occurs as the discount rate.
11.8    Amendment. The Company may, at any time, amend or modify the Plan in whole or in part with respect to any or all Employers by the actions of the Company’s Board of

Directors. However, no amendment or modification shall have the effect of decreasing or restricting the value of an Account Balance below the amounts which a Participant would receive had they experienced a Separation from Service or Retired on the effective date of the amendment. The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification. No amendment may provide for the acceleration of the payment of benefits under this Plan except to the extent permitted by Section 4.4 or as otherwise permitted by Section 409A of the Code.
11.9    Participant Plan Agreement. Notwithstanding anything in this Article 11 to the contrary, if a Participant’s Plan Agreement affords the Participant greater rights than the rights provided under Article 11, a Plan amendment or termination that adversely effects such rights shall only apply to such Participant with the consent of the Participant.
11.10    Effect of Payment. The full payment of the applicable benefit under Section 4.2, or Articles 5, 6, 7, 8, or 11 of the Plan shall completely discharge all obligations to a Participant and his or her designed Beneficiaries under this Plan and the Participant’s Plan Agreement shall terminate, except that if a Participant Retires or otherwise experiences a Separation from Service, the Participant’s Plan Agreement and Election Form for the Plan Year in which such Separation from Service occurs shall not terminate until the earlier of the expiration of the Plan Year or six (6) months following such Retirement or other Separation from Service so that it shall be in effect if the Participant is reinstated, as provided in Section 2.5(a).
ARTICLE 12
Administration
12.1    Committee Duties. This Plan shall be administered by a Committee which shall consist of the Board, or such committee as the Board shall appoint. Members of the Committee may be Participants under this Plan. The Committee shall have the sole and absolute discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan, and (ii) interpret where necessary all provisions of this Plan (including without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies in, the language of this Plan), as may arise in connection with the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.
12.2    Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.
12.3    Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.
12.4    Indemnity of Committee. All Employers shall indemnify and hold harmless the members of the Committee and any Employee to whom duties of the Committee may be delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee or any of its members or any such Employee.
12.5    Employer Information. To enable the Committee to perform its functions, each Employer shall supply full and timely information to the Committee on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death, or Separation from Service of its Participants, and such other pertinent information as the Committee may reasonably require.
ARTICLE 13
Coordination with Other Benefits and Agreements
The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant’s Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.
ARTICLE 14
Claims Procedures
14.1    Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) must deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. The claim must state with particularity the determination desired by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.
14.2    Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing within ninety (90) days after the claim is made:
(a)    that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or
(b)    that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner reasonably calculated to be understood by the Claimant:
(i)    the specific reason(s) far the denial of the claim, or any part of it;

(ii)    specific reference(s) to pertinent provisions of the Plan upon which such denial was based and, for a Disability determination claim, if an internal rule, guideline, protocol or other similar criterion (“internal rule”) was relied on in making the adverse benefit determination, a copy of the internal rule or a statement that such internal rule or standard does not exist;
(iii)    for a Disability determination claim, a discussion of the decision, including an explanation of the basis for disagreeing with or not following: (A) the views presented by the Claimant to the Plan of health care professionals treating the Claimant or vocational professionals who evaluated the Claimant, (B) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the Claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the determination, and (C) a disability determination regarding the Claimant presented by the Claimant to the Plan made by the Social Security Administration;
(iv)    for a Disability determination claim, a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits;
(v)    a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and
(vi)    an explanation of the claim review procedure set forth in Section 14.3 below.
If special circumstances require more time, the Claimant will be informed promptly in writing of the reason for the delay and the date the Claimant can expect the notice, which will be no more than one-hundred eighty (180) days after the claim is made.
14.3    Review of a Denied Claim. If a Claimant (or a Claimant’s duly authorized representative) wishes to have a review of the denied claim, they must within sixty (60) days after receiving a notice from the Committee that a claim has been denied, in whole or in part, contact the Committee with a written request for a review of the denial of the claim. Upon request, the Committee will provide the Claimant (or the Claimant’s duly authorized representative) free of charge with reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for benefits. Once the written request for a review of the denial of the claim is received by the Committee, but not later than thirty (30) days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):
(a)    may review pertinent documents;

(b)    may submit written comments or other documents; and/or
(c)    may request a hearing, which the Committee, in its sole discretion, may grant.
14.4    Decision on Review. The Committee shall render its decision on review promptly, and not later than sixty (60) days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be tendered within one hundred twenty (120) days after such date. The Claimant will receive a written notice of an extension of time prior to the date the extension begins. The Claimant’s application, including the Claimant’s written submissions, will be reconsidered regardless of whether any material or information included in the Claimant’s application was submitted with the original claim. Such decision must be written in a manner reasonably calculated to be understood by the Claimant, and it must contain:
(a)    specific reasons for the decision;
(b)    specific reference(s) to the pertinent Plan provision upon which the decision was based;
(c)    such other matters as the Committee deems relevant; and
(d)    a statement regarding the Claimant’s right, on request and free of charge, to access and receive copies of documents, records, and other information that are relevant to the claim for benefits.
14.5    Legal Action. A Claimant’s compliance with the foregoing provisions of this Article 14 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan. However, if the Committee does not comply with all of the procedures described in this Article 14, the Claimant will generally be treated as though the Claimant has exhausted the internal appeals process. As a result, the Claimant may bring a suit against the Plan even though the Claimant has not completed all required levels of appeal. If the violation of this Article 14 is “de minimus,” the Claimant will not be treated as though the Claimant has exhausted the internal appeals process. The violation will be considered de minimus if it is not likely to cause prejudice or harm to the Claimant’s claim, it was for good cause or due to matters beyond the Plan’s control and was in the context of an ongoing, good faith exchange of information between the Claimant and the Plan.
ARTICLE 15
Miscellaneous
15.1    Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Section 401(a) of the Code and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2), 30l(a)(3) and 40l(a)(1) of ERISA. The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.
15.2    Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no 1egal or equitable rights, interests or claims in any property or assets of an Employer. For purposes of the payment of benefits under this Plan, any and all of an Employer’s assets shall be, and remain, the general, unpledged, unrestricted assets of the Employer. An Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.
15.3    Employer’s Liability. An Employer’s liability for the payment of benefits shall be defined only by the Plan and the Participant Plan Agreement, as entered into between the Employer and a Participant. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Participant Plan Agreement.
15.4    Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferrable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.
15.5    Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and any Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause and with or without notice, except as otherwise provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer as an Employee, or to interfere with the right of any Employer to discipline or discharge the Participant at any time.
15.6    Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.
15.7    Terms. Whenever any words are used herein in the masculine, they shall be construed though they were in the feminine in all cases where they would so apply, and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.
15.8    Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.
15.9    Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Ohio without regard to its conflicts of laws principles. This Plan is intended to comply with the requirements of Section 409A of the Code.
15.10    Notices. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:
Sterling Jewelers Inc.
375 Ghent Road
Akron, Ohio 44313
Attention: Deferred Compensation Plan Committee
Such notices shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.
15.11    Successors. The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.
15.12    Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.
15.13    Validity. In case any provision of this Plan shall be illegal, invalid or ineffective for any reason, said illegality, invalidity or ineffectiveness shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal, invalid and/or ineffective provisions had never been asserted herein.
15.14    Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetency, incapacity, or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.
15.15    Court Order. The Committee is authorized to make any payments directed by court order in any action in which the Plan or the Committee has been named as a party, other than a domestic relations order. For the avoidance of doubt, no benefit will be payable from the Plan to a spouse or former spouse of a Participant in connection with a property settlement or otherwise.
15.16    Insurance. The Employers, on their own behalf, and, in their sole discretion, may apply for and procure insurance on the life of the Participants. The Employers shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employers shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance.
15.17    Legal Fees To Enforce Rights Ater Change of Control. The Company and each Employer is aware that should a Change of Control occur, the Board or the board of directors of the Participant’s Employer might then be composed of new members or a shareholder of the Company or the Participant’s Employer, or of any successor corporation, which may cause or attempt to cause refusal to comply with Plan obligations. Further, they may cause or attempt to cause the Company or the Participant’s Employer to institute, or may institute, litigation seeking to deny Participants the benefits intended under the Plan. In these circumstances, the purpose of the Plan could be frustrated. If, on or following a Change of Control, it appears to any Participant that there has been a failure to comply with any provision of the Plan, an attempt to declare the Plan void or unenforceable, and/or legal action designed to deny, diminish or recover intended benefits from any Participant, the Company and the Participant’s Employer irrevocably authorize such Participant to retain counsel of his or her choice. The expense for said representation will be borne by the Company and the Employer who shall be jointly and severally liable in connection with initiation or defense of any litigation or other legal action, whether by or against any of the above-named parties or other person affiliated with them.
15.18    Trust. The Company has established a trust which, in the Committee’s discretion, may or may not be maintained for the duration of the Plan. The Employer(s) may transfer over to the trust such assets as the Employer(s) determine, in their sole discretion. The Employer(s) obligations under the Plan may be satisfied with trust assets distributed pursuant to the terms of the trust, and any such distribution shall reduce the obligation of the Employer(s) under the Plan. The provisions of the trust shall govern the rights of the Employer(s), Participants and creditors of the Employer(s) to the assets transferred to the trust.

IN WITNESS WHEREOF, the Company has cause this Plan restatement to be executed this 30th day of October, 2026.

STERLING JEWELERS INC.

By:	/s/ Stash Ptak
Name:	Stash Ptak
Title:	Chief Legal, Compliance, and Risk Officer